Exhibit 99.1

ANDREW GEISSE JOINS BROADSOFT BOARD OF DIRECTORS

GAITHERSBURG, Md., February 10, 2015 – BroadSoft, Inc. (NASDAQ: BSFT) today announced that Andrew M. Geisse, has been elected to the Board of Directors, effective as of February 5, 2015.

Mr. Geisse, who previously held several key senior executive leadership positions at AT&T, will draw upon 35 years of telecom industry experience to help further extend BroadSoft’s global leadership position in delivering cloud-enabled Unified Communications and Collaboration services. Mr. Geisse’s understanding of the factors that drive large enterprise adoption of technology products and services – and proven track record building strong partnerships that empower service providers – will prove invaluable to BroadSoft’s strategic partners and enterprise customers.

“BroadSoft remains focused on developing and delivering innovative technologies that reimagine how workers communicate and collaborate, while enabling global service providers to meet the evolving needs of the increasingly mobile enterprise,” said Michael Tessler, president and chief executive officer, BroadSoft. “We believe Andy’s unique background will help us bring greater value to enterprise customers and our service provider partners as we continue to grow our Unified Communications business in 2015 and beyond.”

From 2012 until his retirement in 2014, Mr. Geisse served as Chief Executive Officer of AT&T Business Solutions where he was responsible for leading worldwide sales, operations and marketing for business customers. Prior to this position, Mr. Geisse was Executive Vice President of AT&T’s Global Customer Service operations group, overseeing customer service and operations functions for AT&T’s Business Solutions, which included: hosting, applications, Wi-Fi, security, UC, retail and wholesale businesses for wireless and wireline services. From 2004 to 2007, Mr. Geisse served as the Chief Information Officer of AT&T.

“While the Unified Communications market has its share of new, unproven entrants – as well as legacy vendors offering solutions to yesterday’s enterprise communications needs – BroadSoft continues to stand alone in its ability to not only develop innovative UC services, but drive tangible enterprise adoption of these services through its solution partners,” adds Geisse. “I look forward to helping BroadSoft capitalize on the significant enterprise market opportunity that lies ahead and supporting its vision for the future of Unified Communications.”

Mr. Geisse earned his bachelor’s degrees in Economics and Mathematics from The University of Missouri, an Executive Management degree from Carnegie Mellon University, and an MBA from Washington University in St. Louis.

About BroadSoft

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol networks. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services.

Media Contacts:

Brian Lustig, Bluetext PR for BroadSoft

+1-301-775-6203

brian@bluetext.com

Caroline Higgins, Hotwire PR London, for BroadSoft

+44 (0) 20 7608 4643

caroline.higgins@hotwirepr.com